Exhibit 10.1






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                         SECURITIES PURCHASE AGREEMENT


                                BY AND BETWEEN


                            FRONTLINE CAPITAL GROUP


                                      AND


                       DEUTSCHE BANK SHARPS PIXLEY INC.



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                         Dated as of December 13, 2000


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                               TABLE OF CONTENTS


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ARTICLE I     DEFINITIONS.........................................................................................1


ARTICLE II    SALE AND PURCHASE...................................................................................6

         SECTION 2.1.  Agreement to Sell and to Purchase; Purchase Price..........................................6
         SECTION 2.2.  Closings...................................................................................6

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................9

         SECTION 3.1.  Organization and Standing..................................................................9
         SECTION 3.2.  Capital Stock..............................................................................9
         SECTION 3.3. Authorization; Enforceability..............................................................10
         SECTION 3.4.  No Violation; Consents....................................................................10
         SECTION 3.5.  Commission Filings; Financial Statements..................................................11
         SECTION 3.6.  Absence of Certain Changes................................................................11
         SECTION 3.7.  Private Offering..........................................................................12
         SECTION 3.8.  Provided Information......................................................................12
         SECTION 3.9.  Litigation................................................................................12
         SECTION 3.10.  Permits and Licenses.....................................................................13
         SECTION 3.11.  Intellectual Property, etc...............................................................13
         SECTION 3.12.  Employee Benefit Plans and Employment Matters............................................14
         SECTION 3.13.  Taxes....................................................................................16
         SECTION 3.14.  Title to Assets..........................................................................18
         SECTION 3.15. Contracts.................................................................................18
         SECTION 3.16. Insurance.................................................................................19
         SECTION 3.17.  Investment Company.......................................................................19
         SECTION 3.18.  Environmental Laws and Regulations.......................................................19
         SECTION 3.19.  Brokers and Finders......................................................................20

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PURCHASER........................................................20

         SECTION 4.1.  Organization; Authorization; Enforceability...............................................20
         SECTION 4.2.  Private Placement.........................................................................21
         SECTION 4.3.  No Violation; Consents....................................................................22

ARTICLE V    COVENANTS OF THE COMPANY............................................................................22

         SECTION 5.1.  [Reserved]................................................................................22
         SECTION 5.2.  Access to Books and Records...............................................................22
         SECTION 5.3.  Agreement to Take Necessary and Desirable Actions.........................................22
         SECTION 5.4.  Compliance with Conditions................................................................23
         SECTION 5.5.  HSR Act Notification......................................................................23
         SECTION 5.6.  Consents and Approvals....................................................................23
         SECTION 5.7.  Reservation of Shares.....................................................................24
         SECTION 5.8.  Use of Proceeds...........................................................................24
         SECTION 5.9.  Filing of Certificate of Designation......................................................24
         SECTION 5.10.  Listing of Shares........................................................................24
         SECTION 5.11.  Periodic Information.....................................................................24
         SECTION 5.12.  Legends..................................................................................24
         SECTION 5.13.  Directors and Officers Insurance; Indemnification........................................25

ARTICLE VI    COVENANTS OF PURCHASER.............................................................................25

         SECTION 6.1.  Agreement to Take Necessary and Desirable Actions.........................................25
         SECTION 6.2. Compliance with Conditions; Best Efforts...................................................25
         SECTION 6.3. Consents and Approvals.....................................................................26
         SECTION 6.4. Restrictions on Transfer...................................................................26

ARTICLE VII   CONDITIONS PRECEDENT TO CLOSING....................................................................26

         SECTION 7.1.  Conditions to the Company's Obligations Regarding the Initial Closing.....................26
         SECTION 7.2.  Conditions to Purchaser's Obligations Regarding the Initial Closing.......................27
         SECTION 7.3.  Conditions to Purchaser's Obligations Regarding Additional Closings.......................28

ARTICLE VIII   MISCELLANEOUS.....................................................................................29

         SECTION 8.1.  Survival; Indemnification.................................................................29
         SECTION 8.2. Notices....................................................................................31
         SECTION 8.3.  Governing Law.............................................................................32
         SECTION 8.4. Termination................................................................................32
         SECTION 8.5. Entire Agreement...........................................................................33
         SECTION 8.6.  Modifications and Amendments..............................................................33
         SECTION 8.7. Waivers and Extensions.....................................................................33
         SECTION 8.8. Titles and Headings........................................................................33
         SECTION 8.9. Exhibits and Schedules.....................................................................33
         SECTION 8.10. Expenses..................................................................................34
         SECTION 8.11.  Press Releases and Public Announcements..................................................34
         SECTION 8.12. Assignment; No Third Party Beneficiaries..................................................34
         SECTION 8.13. Severability..............................................................................34
         SECTION 8.14. Counterparts..............................................................................34
         SECTION 8.15. Further Assurances........................................................................34
         SECTION 8.16. Remedies Cumulative.......................................................................34
         SECTION 8.17. Specific Performance......................................................................35
         SECTION 8.18. No Purchaser Affiliate Liability..........................................................35
         SECTION 8.19. Confidentiality...........................................................................35
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                         SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT dated as of December 13, 2000 (this "Agreement"), by and between FrontLine Capital Group, a Delaware corporation (the "Company"), and Deutsche Bank Sharps Pixley Inc., a Delaware corporation ("Purchaser").


                             W I T N E S S E T H:
                              - - - - - - - - - -


         WHEREAS, the Company proposes, subject to the terms and conditions set forth herein, to issue and sell to Purchaser up to 25,000 shares of its 9.25% Series B Convertible Cumulative Preferred Stock, par value $0.01 per share, of the Company (the "Convertible Preferred Stock").

         WHEREAS, Purchaser desires, subject to the terms and conditions set forth herein, to purchase such Convertible Preferred Stock from the Company; and

         WHEREAS, the parties intend that the proceeds of the sale of such shares of Convertible Preferred Stock will be used to provide funds for the Company to (i) continue operations during its corporate restructuring, including, without limitation, funding the operations of certain of its partner companies, including RealtyIQ Corp. and (ii) repay certain Existing Debt (as defined in the Certificate of Designation) pursuant to the terms of the Certificate of Designation;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.


                                   ARTICLE I

                                  DEFINITIONS

         (a) As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Applicable Law" means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the Company, or any of the Subsidiaries are listed or quoted.

         "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are authorized by Applicable Law to be closed.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

         "Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Other Special Rights and Qualifications thereof relating to the Convertible Preferred Stock, in the form attached hereto as Exhibit A.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "Commission" means the United States Securities and Exchange
Commission.

         "Commission Filings" means, with respect to any point in time, all reports, registration statements and other filings filed by the Company or any Subsidiary with the Commission (and all notes, exhibits and schedules thereto and all documents incorporated by reference therein) filed by the Company or any Subsidiary, prior to such point in time, pursuant to the Exchange Act.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company Disclosure Schedule" means the Company disclosure schedule delivered to the Purchaser concurrently with the date hereof.

         "Confidential Information" shall mean any and all secret, confidential or proprietary technical and non-technical information, knowledge or data regarding the business, affairs, products and financial information of the Company and its Subsidiaries; provided, however, that any information disclosed by a disclosing party will be considered "Confidential Information" of such party by the receiving party only if such information (a) if provided as information fixed in a tangible medium of expression, is conspicuously designated as "Confidential", "Proprietary" or some similar designation, or
(b) if provided orally, is identified as confidential at the time of disclosure and confirmed in writing within thirty (30) days of disclosure. Notwithstanding anything to the contrary contained herein, "Confidential Information" shall not include any information, knowledge or data which (a) was in the public domain at or subsequent to the time such portion was communicated to the receiving party by the disclosing party through no fault of the receiving party, (b) was rightfully in the receiving party's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to the receiving party by the disclosing party, (c) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party, or (d) was communicated by the disclosing party to an unrelated third party free of any obligation of confidence.

         "Contract" means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, instrument, or other agreement or arrangement (whether written or oral).

         "Conversion Shares" means the shares of Common Stock issuable upon the conversion or redemption of the Convertible Preferred Stock in accordance with the terms of the Certificate of Designation.

         "Convertible Preferred Stock" has the meaning set forth in the first recital to this Agreement. The Convertible Preferred Stock has the designation, powers, preferences and rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designation.

         "DB Facility" means the amended and restated revolving line of credit agreement by and between Bankers Trust Company and the Company dated as of September 11, 2000, as amended from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "Equity Documents" means this Agreement, the Registration Rights Agreement and the Certificate of Designation.

         "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Governmental Authority" means (i) any foreign, United States federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company, or any of the Subsidiaries are listed or quoted.

         "HQ Global" means HQ Global Holdings, Inc., a Subsidiary of the
Company.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations.

         "Lien" means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, properties, operations, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

         "Operating Entities" means each corporation, partnership, limited liability company or other entity in which the Company has an ownership interest.

         "Permitted Transferee" means, with respect to any Purchaser, any wholly owned subsidiary of such Person.

         "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         "Purchaser Affiliate" means (a) any direct or indirect holder of any equity interests or securities in Purchaser (whether limited or general partners, members, stockholders or otherwise), (b) any Affiliate of Purchaser,
(c) any director, officer, employee, representative or agent of (i) Purchaser,
(ii) any Affiliate of Purchaser or (iii) any holder of equity interests or securities referred to in clause (a) above or (d) any person who is a "control person" of Purchaser, as defined under Section 15 of the Securities Act or
Section 20 of the Exchange Act.

         "Registration Rights Agreement" means the Registration Rights Agreement, to be dated as of the Initial Closing Date, to be entered into by and between the Company and Purchaser, in the form attached hereto as Exhibit B.

         "Securities Act" means the Securities Act of 1933, and the rules and regulations of the Commission promulgated thereunder.

         "Spin Off" shall mean the spin off or other distribution of assets (other than shares of HQ Global) to the stockholders of the Company approved by the registered holders of the Shares in accordance with the Certificate of Designation.

         "subsidiary" means, with respect to any Person (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or (iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

         "Subsidiary" means a subsidiary of the Company.

         "Transactions" means the transactions contemplated by this Agreement.

         (b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:


            Term                                        Section

    Additional Closing Date                             2.2(b)
    Additional Shares                                   2.2(a)
    Additional Purchase Price                           2.1(d)
    Agreement                                           Preamble
    Closing                                             2.2(b)
    Closing Date                                        2.2(b)
    Company                                             Preamble
    Company Property                                    3.18
    DGCL                                                3.2(d)
    Employees                                           3.12(a)
    Employee Plan                                       3.12(a)
    Environmental Claims                                3.18
    Environmental Law                                   3.18
    ERISA Affiliate                                     3.12
    Governmental Licenses                               3.10
    Hazardous Materials                                 3.18
    Immigration Laws                                    3.12(i)
    Indemnified Party                                   8.1(b)
    Indemnifying Party                                  8.1(c)
    Information                                         3.8
    Initial Closing                                     2.2(a)
    Initial Closing Date                                2.2(a)
    Initial Issuance                                    2.1(a)
    Initial Shares                                      2.1(a)
    Initial Purchase Price                              2.1(a)
    Intellectual Property                               3.11
    Losses                                              8.1(b)
    Material Contracts                                  3.15
    Notice of Additional Closing                        2.1(e)
    Notices                                             8.2
    Permitted Liens                                     3.14
    Permitted Transferee Agreement                      6.4
    Projections                                         3.8
    Purchase Price                                      2.1
    Purchaser                                           Preamble
    Release                                             3.18
    Shares                                              2.1(b)
    Share Transfer                                      6.4
    Tax                                                 3.13(f)
    Tax Controversy                                     3.13(c)
    Tax Return                                          3.13(f)
    URLs                                                3.11


                                   ARTICLE II

                               SALE AND PURCHASE

         SECTION 2.1. Agreement to Sell and to Purchase; Purchase Price. (a) On the Initial Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company (the "Initial Issuance"), fifteen thousand (15,000) shares of Convertible Preferred Stock (the "Initial Shares") for a purchase price of $15,000,000 (the "Initial Purchase Price").

         (b) In addition to the Initial Shares the Company may, from time to time authorize the issuance and sale of up to 10,000 additional shares of Convertible Preferred Stock (any such shares of Convertible Preferred Stock which are actually purchased by the Purchaser, the "Additional Shares" and, together with the Initial Shares, the "Shares").

         (c) The aggregate amount of Shares which shall be issued and sold under this Agreement shall not exceed 25,000.

         (d) The Company shall have the right, subject to compliance with the provisions of this Agreement, to require the Purchaser to purchase Additional Shares from time to time after the Initial Closing and on or prior to February 12, 2001 upon demand of the Company. The Company shall be entitled to exercise such right no more than twice. In the event that the Company elects to exercise such right and provided that a Notice of Additional Closing has been given by the Company to the Purchaser on or before February 12, 2001, in accordance with Section 2.1(e), the Purchaser will purchase from the Company at each Additional Closing, the number of Additional Shares specified in the relevant Notice of Additional Closing at a purchase price equal to $1,000 per Additional Share (the "Additional Purchase Price").

         (e) In the event that the Company elects to issue Additional Shares pursuant to Section 2.1(d) (each an "Additional Issuance and, together with the Initial Issuance, the "Issuances"), it shall give Purchaser written notice (each a "Notice of Additional Closing") specifying (i) the aggregate amount of Additional Shares to be issued (which amount shall be no less than 2,500 and, if greater, an integral multiple of 500 in excess thereof) and (ii) the applicable Closing Date for such Additional Closing (which date shall be a Business Day no earlier than five Business Days after the giving of such notice).

         SECTION 2.2. Closings. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Initial Shares hereunder (the "Initial Closing") shall take place at 10:00 a.m. at the offices of White & Case LLP, counsel to Purchaser, at 1155 Avenue of the Americas, New York, New York, on December 13, 2000 or on such other date as the parties shall mutually agree upon (the "Initial Closing Date").

         At the Initial Closing:

         (i) Purchaser shall deliver:

         (A) against delivery of certificates representing the Initial Shares being purchased by Purchaser pursuant to Section 2.1(a), an amount equal to the Initial Purchase Price via wire transfer of immediately available funds to such bank account as the Company shall have designated not later than one Business Day prior to the Initial Closing Date; and

         (B) a copy of the Registration Rights Agreement executed by such Purchaser.

         (ii) The Company shall deliver to Purchaser:

         (A) against payment of the Initial Purchase Price, a certificate or certificates representing the Initial Shares being purchased by Purchaser pursuant to Section 2.1(a), which shall be in definitive form and registered in the name of Purchaser or its nominee or designee and in a single certificate or in such other denominations as Purchaser shall have requested not later than one Business Day prior to the Initial Closing Date;

         (B) an opinion of counsel to the Company, dated the Initial Closing Date, substantially to the effect set forth in the form of Exhibit C attached hereto;

         (C) an officer's certificate of the Company as contemplated by
     Section 7.2(f);

         (D) a certificate of the secretary of the Company setting forth (w) a copy of the First Amended and Restated Certificate of Incorporation of the Company and all amendments thereto (including, without limitation, the Certificate of Designation) as in effect on the Initial Closing Date, all certified by the Secretary of State of the State of Delaware, (x) a copy of the by-laws of the Company, as in effect on the Initial Closing Date, (y) copies of all resolutions of the Company authorizing the Transactions; and (z) an incumbency certificate setting forth the name, title and authorized signature of each officer of the Company who will execute documents in connection with the Transactions;

         (E) a certificate of the Secretary of the Company setting forth, to the best of his knowledge after reasonable investigation, (x) a copy of the Certificate of Incorporation or similar organic document of each direct Subsidiary of the Company and RealtyIQ Corp. and HQ Workplaces, Inc., together with all amendments thereof, as in effect on the Initial Closing Date, in each case certified by the Secretary of State or similar authority of the applicable jurisdiction of incorporation and (y), to the best of his knowledge, after reasonable investigation, the by-laws, operating agreement or any similar document of each direct Subsidiary of the Company and RealtyIQ Corp. and HQ Workplaces, Inc.;

         (F) a long-form good standing certificate of the Company and HQ Global issued by the Secretary of State of the State of Delaware; and

         (G) a copy of the Registration Rights Agreement executed by the Company.

         (iii) The Company shall deliver to Purchaser (or its designee) a placement fee in the amount of $750,000, in immediately available funds by wire transfer to an account designated by Purchaser at least one Business Day prior to the Initial Closing Date.

         (iv) Purchaser shall have received evidence of the payment of all costs and expenses of Purchaser for which invoices have been received prior to the Initial Closing Date and which are required to be reimbursed by the Company pursuant to Section 8.10 hereof.

         (b) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of Additional Shares hereunder (each an "Additional Closing" and together with the Initial Closing, each a "Closing") shall take place at 10:00 a.m. at the offices of White & Case LLP, counsel to the Purchaser, at 1155 Avenue of the Americas, New York, New York, on such date as is specified in the relevant Notice of Additional Closing, or such later date as the parties may mutually agree, and in no event shall be later than February 19, 2001 (each an "Additional Closing Date" and together with the Initial Closing Date, a "Closing Date").

         At each Additional Closing:

         (i) Purchaser shall deliver against delivery of certificates representing the Additional Shares being purchased by Purchaser pursuant to
Section 2.1(b), an amount equal to the applicable Additional Purchase Price via wire transfer of immediately available funds to such bank account as the Company shall have designated not later than one Business Day prior to the applicable Additional Closing Date; and

         (ii) The Company shall deliver to Purchaser:

         (A) against payment of the applicable Additional Purchase Price, a certificate or certificates representing the Additional Shares being purchased by Purchaser pursuant to Section 2.1(b), which shall be in definitive form and registered in the name of Purchaser or its nominee or designee and in a single certificate or in such other denominations as Purchaser shall have requested not later than one Business Day prior to the applicable Additional Closing Date;

         (B) an opinion of counsel to the Company, dated the applicable Additional Closing Date, substantially to the effect set forth in the form of Exhibit C attached hereto;

         (C) an officer's certificate of the Company as contemplated by
     Section 7.3(f);

         (D) a long-form good standing certificate of the Company and HQ Global issued by the Secretary of State of the State of Delaware; and

         (iii) Purchaser shall have received evidence of the payment of all costs and expenses of Purchaser for which invoices have been received prior to the relevant Additional Closing Date and which are required to be reimbursed by the Company pursuant to Section 8.10 hereof.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

         The Company hereby represents and warrants to Purchaser on the date hereof and on and as of each applicable Closing Date as follows:

         SECTION 3.1. Organization and Standing. Each of the Company, HQ Global and the other Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. Each of the Company, HQ Global and the other Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to Purchaser true and complete copies of the Company's Certificate of Incorporation (including, without limitation, the Certificate of Designation), as amended to date, and by-laws, as in effect on the date hereof and the certificates of incorporation, by-laws or other similar organizational documents of the Subsidiaries, in each case, as amended through the date hereof.

         SECTION 3.2. Capital Stock. (a) As of the Initial Closing Date, the authorized Capital Stock of the Company will consist solely of (i) 100,000,000 shares of Common Stock, of which only 36,631,278 shares are issued and outstanding (assuming no additional exercises of existing stock options) no shares are held in treasury and 8,007,290 are reserved for issuance upon the exercise of outstanding warrants, options and other convertible or exchangeable securities (other than the Shares), (ii) 25,000,000 shares of Preferred Stock, $0.01 per value per share, of which only 26,000 shares of 87/8% Series A Convertible Cumulative Preferred Stock are issued and outstanding and no shares are held in treasury and (iii) 25,000 shares of its 9.25% Series B Convertible Cumulative Preferred Stock of which, prior to the issuance of the Initial Shares on the Initial Closing Date, as contemplated by this Agreement, no Shares will be designated or outstanding and, after the Initial Closing Date, only Shares issued pursuant to this Agreement will be outstanding. Each share of Capital Stock of the Company that will be issued and outstanding immediately following each applicable Closing, including without limitation the Shares issued and outstanding at such time, will be duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

         (b) Except as disclosed in the Commission Filings or set forth on
Schedule 3.2 of the Company Disclosure Schedule, as of the date of this Agreement, there are and on the Initial Closing Date there will be (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any Subsidiary, and (ii) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary.

         (c) The Conversion Shares have been duly authorized and validly reserved for issuance in contemplation of the conversion of the Convertible Preferred Stock and, when issued and delivered in accordance with the terms of the Certificate of Designation, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

         (d) The holders of the Convertible Preferred Stock will, upon issuance thereof, have the rights set forth in the Certificate of Designation (subject to the limitations and qualifications set forth therein and under the General Corporation Law of the State of Delaware (the "DGCL")), and the Certificate of Designation, on each applicable Closing Date, will be in full force and effect.

         SECTION 3.3. Authorization; Enforceability. The Company has all necessary power and authority to execute, deliver and perform its obligations under each of the Equity Documents, and has taken all action necessary to authorize the execution, delivery and performance by it of each of such Equity Documents and to consummate the Issuances. No other corporate or stockholder proceeding on the part of the Company is necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and, at the Initial Closing, the Company will have duly executed and delivered each of the other Equity Documents to be executed and delivered at or prior to Initial Closing. This Agreement constitutes, and the Registration Rights Agreement, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.4. No Violation; Consents. (a) The execution, delivery and performance by the Company of each of the Equity Documents and the consummation by the Company of the Issuances do not and will not contravene any Applicable Law. Except as set forth on Schedule 3.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of each of the Equity Documents and the consummation of the Issuances (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company, HQ Global or any other Subsidiary is a party or by which the Company, HQ Global or any other such Subsidiary is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of the Company, HQ Global or any other Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations under the Equity Documents and (ii) will not conflict with or violate any provision of the certificate of incorporation or by-laws or other governing documents of the Company, HQ Global or the other Subsidiaries.

         (b) Except for (i) the filings, if any, required by applicable United States federal and state securities laws which shall be made (to the extent required) on or prior to the applicable Closing Date, and (ii) filing of the Certificate of Designation with the Secretary of State of the State of Delaware, which shall be made prior to the Initial Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or the consummation by the Company of the Issuances, or for the execution, delivery and performance by the Company of the Equity Documents, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under the Equity Documents.

         SECTION 3.5. Commission Filings; Financial Statements. (a) The Company has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Exchange Act. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the historical consolidated financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein), and complied in all material respects with the rules and regulations of the Commission. Such financial statements fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments). Except as set forth or reflected in the Commission Filings filed prior to the date hereof, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that individually or in the aggregate would be expected to have a Material Adverse Effect.

         SECTION 3.6. Absence of Certain Changes. Except as disclosed in the Commission Filings filed prior to the date hereof or on Schedule 3.6 of the Company Disclosure Schedule, since December 31, 1999, (i) there has not been any event, occurrence or development of a state of circumstances or facts (or the failure of any of the foregoing to occur) that has had, or would reasonably be expected to have (a) a Material Adverse Effect or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Equity Documents; (ii) the businesses of the Company, HQ Global and the other material Subsidiaries have been conducted only in the ordinary course; (iii) neither the Company, HQ Global or any of the other material Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside of the ordinary course of business; (iv) the Company, HQ Global and its other Subsidiaries have not increased the compensation of any officer or director or granted any general salary or benefits increase, other than in the ordinary course of business or pursuant to severance arrangements entered into in connection with the restructuring of the Company announced in October 2000; (v) there has been no declaration, setting aside or payment of any dividend or distribution with respect to any Capital Stock of the Company; or (vi) there has been no change by the Company, HQ Global or the other Subsidiaries in accounting principles, practices or methods.

         SECTION 3.7. Private Offering. Assuming the accuracy of the representations and warranties set forth in Section 4.2, the offer and sale of the Shares to the Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Shares), which would subject the Issuances to the registration provisions of the Securities Act.

         SECTION 3.8. Provided Information. All written information (excluding information of a general economic nature and financial projections) concerning the Company and the Subsidiaries and the Transactions (the "Information") that has been or will be prepared by or on behalf of the Company or any of the Company's authorized representatives and that has been made or will be made available to Purchaser or any of its authorized representatives in connection with the Issuances, when taken as a whole, was or will be, at the time made available, correct in all material respects and did not or will not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. All financial projections concerning the Company, HQ Global and the Issuances (the "Projections") that have been prepared by or on behalf of the Company or any of the Company's authorized representatives and that have been or will be made available to the Purchaser or any of its authorized representatives in connection with the Issuances have been, and at the time made available will be, reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and HQ Global and the individual business segments thereof.

         SECTION 3.9. Litigation. Except as disclosed in the Commission Filings or as set forth in Schedule 3.9, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any Governmental Authority, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company, HQ Global or any of its other Subsidiaries or any of their properties or rights which could reasonably be expected to have a Material Adverse Effect or would be reasonably likely to prevent or materially delay consummation of the Transactions. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the Transactions. Except as disclosed in the Commission Filings filed prior to the relevant Closing Date, neither the Company, HQ Global nor any of its other Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect or would be reasonably likely to prevent or materially delay consummation of the Transactions.

         SECTION 3.10. Permits and Licenses. The Company, HQ Global and the other Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company, HQ Global and the other Subsidiaries to conduct their respective businesses as currently conducted (collectively, "Governmental Licenses"), except for those of which the failure to obtain would not have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions; the Company, HQ Global and the other Subsidiaries, except where the failure to so comply would not, singly or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions, are in compliance with the terms and conditions of all such Governmental Licenses; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to (i) have a Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Transactions; and neither the Company, HQ Global nor any of the other Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. There exists no reason or cause that could justify the variation, suspension, cancellation or termination of any such Governmental Licenses held by the Company, HQ Global or any of the other Subsidiaries with respect to the current or contemplated operation of their respective businesses, which variation, suspension, cancellation or termination could reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

         SECTION 3.11. Intellectual Property, etc. In the operation of their business the Company, HQ Global and the other Subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, uniform resource locators ("URLs"), Internet domain names, trade secrets and other confidential and proprietary information (collectively the "Intellectual Property"). Schedule 3.11 of the Company Disclosure Schedule contains an accurate and complete list of all Intellectual Property which is of material importance to the operation of the business of the Company, HQ Global and the other Subsidiaries taken as a whole. Unless otherwise indicated in the Commission Filings or on Schedule 3.11 of the Company Disclosure Schedule, the Company (or the Subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on such Schedule 3.11 of the Company Disclosure Schedule (including, without limitation, the exclusive right to sue and license the same) free and clear of any Liens (and without obligation to pay any royalty or other fee with respect thereto) and each item constituting part of the Intellectual Property which is owned by the Company, HQ Global or any other Subsidiary and listed on Schedule 3.11 of the Company Disclosure Schedule has been, to the extent indicated in Schedule 3.11 of the Company Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, or a duly accredited and appropriate domain name registrar, as are indicated in Schedule 3.11 of the Company Disclosure Schedule and such registrations, filings and issuances remain in full force and effect. Neither the Company's, HQ Global's or any of the other Subsidiaries' use or practice of the Intellectual Property listed on Schedule 3.11 infringes any other Person's rights thereto. No Intellectual Property set forth on Schedule 3.11 of the Company Disclosure Schedule has been canceled, abandoned, or otherwise terminated and all renewal fees (if applicable) in respect thereof have been duly paid. Except as stated in Schedule 3.11 of the Company Disclosure Schedule, there are no pending or to the best knowledge of the Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property listed on Schedule 3.11 of the Company Disclosure Schedule. Schedule 3.11 of the Company Disclosure Schedule lists all notices or claims currently pending or received by the Company, HQ Global or any of its other Subsidiaries during the past two years which claim, as applicable, infringement, contributory infringement, inducement to infringe, misappropriation, misuse or breach by the Company, HQ Global or any of its other Subsidiaries with respect to any Intellectual Property or license thereof and, except as set forth on Schedule 3.11 of the Company Disclosure Schedule, there is, to the knowledge of the Company, no reasonable basis upon which any such claim may be asserted. To the best knowledge of the Company, except as indicated on Schedule 3.11 of the Company Disclosure Schedule, no Person is infringing, misappropriating or misusing any of its Intellectual Property.

         SECTION 3.12. Employee Benefit Plans and Employment Matters. (a)
Schedule 3.12 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Company, HQ Global and its other Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Company, HQ Global or its other Subsidiaries ("Employees") participate or pursuant to which the Company, HQ Global or any of its other Subsidiaries or any organization (an "ERISA Affiliate") which, together with the Company, HQ Global and/or any such Subsidiary may have a liability with respect to Employees (each, an "Employee Plan"). Except as disclosed in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, neither the Company, HQ Global nor any of its other Subsidiaries has any commitment to establish any additional Employee Plans or to modify or change materially any existing Employee Plan. The Company has made available to Purchaser with respect to each Employee Plan: (i) a true and complete copy of all written documents comprising such Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan; and (ii) the most recent financial statements, if any.

         (b) Each Employee Plan has been established and maintained in substantial compliance with its terms and the requirements of all Applicable Law (including, without limitation, ERISA and the Code), and all contributions and payments required to be made to the Employee Plans or related agreement have been made in a timely fashion.

         (c) To the best of the Company's knowledge, no event has occurred and no condition exists with respect to any Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code which could cause such Employee Plan not to be so qualified.

         (d) Neither the Company, HQ Global nor any other Subsidiary or ERISA Affiliate currently maintains or contributes to, or has at any time maintained or contributed to or been obligated to contribute to, any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

         (e) Neither the Company, HQ Global nor any other Subsidiary, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

         (f) Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, none of the execution or delivery of the Equity Documents or the consummation of the transactions contemplated hereby or thereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, loan to, or individual agreement or contract with, an Employee or director that may result in any material payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee or directors, or the forgiveness of any loan or other commitment of any Employees or directors.

         (g) There are no actions, suits, arbitrations, inquiries, audits, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan, except for any of the foregoing that do not and would not reasonably be expected to result, individually or in the aggregate, in a material liability of the Company, HQ Global or any other Subsidiary.

         (h) Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, no amounts paid or payable by the Company, HQ Global or any other Subsidiary to or with respect to any Employee (including any such amounts that may be payable as a result of the execution and delivery of the Equity Documents or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code.

         (i) the Company, HQ Global and the other Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the "Immigration Laws"). The Company, HQ Global and the other Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Company's knowledge, threatened.

         (j) Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, the Company, HQ Global and the other Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions and wages and hours.

         SECTION 3.13. Taxes. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

         (a) The Company, HQ Global and the other Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all income Tax Returns and all other material United States federal, state, county, local and foreign Tax Returns required to be filed by or with respect to them. Such Tax Returns have accurately reflected all liability for Taxes of the Company and the Subsidiaries for the periods covered thereby. All Taxes have been paid in full on a timely basis other than (1) Taxes which individually or, together with all other unpaid Taxes, are immaterial, or (2) Taxes which are being contested in good faith by appropriate proceedings, diligently pursued, and which have been fully reserved on the balance sheet of the Company in accordance with GAAP.

         (b) There are no material Tax assessments or adjustments that have been asserted against the Company, HQ Global or the other Subsidiaries for any period.

         (c) There are no audits, examinations, actions, suits, proceedings, investigations, claims or assessments pending or, to the knowledge of the Company, threatened, against the Company, HQ Global or any of the other Subsidiaries for any alleged deficiency in any Tax (a "Tax Controversy") and the Company has not been notified of any proposed Tax Controversy against the Company, HQ Global or any of the other Subsidiaries (other than a Tax Controversy set forth on Schedule 3.13 of the Company Disclosure Schedule which is being contested in good faith). Neither the Company, HQ Global nor any of the other Subsidiaries have been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired, other than such a Tax Return for which the Company, HQ Global or any of the other Subsidiaries was a common parent. The Company has delivered to Purchaser correct and complete copies of all United States federal, state, and foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1997, 1998 and 1999.

         (d) There are no liens for Taxes on the assets of the Company, HQ Global or any of the other Subsidiaries, except for statutory liens for current Taxes not yet due and payable.

         (e) (i) Neither the Company, HQ Global nor any of the other Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, HQ Global or any of the other Subsidiaries.

         (ii) All Taxes which the Company, HQ Global or any of the other Subsidiaries is (or was) required by law to withhold or collect (other than immaterial amounts) have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

         (iii) No claim has ever been made (and not settled) by any taxing authority in a jurisdiction where the Company, HQ Global or any of the other Subsidiaries does not file Tax Returns that the Company, HQ Global or any of the other Subsidiaries is or may be subject to taxation by that jurisdiction.

         (iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company, HQ Global or the other Subsidiaries or any predecessor or affiliate thereof and any other party under which the Company, HQ Global any other Subsidiary, or Purchaser could be liable for Taxes or other claims of any third party.

         (v) Neither the Company, HQ Global nor any of the other Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality, which could reasonably be expected to cause a Material Adverse Effect.

         (vi) No election under Section 341(f) of the Code has been made or shall be made prior to each applicable Closing Date to treat the Company, HQ Global or any of the other Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

         (vii) Neither the Company, HQ Global nor any of the other Subsidiaries is a party to any agreement that would require the Company, HQ Global or any of its other Subsidiaries or any affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code, other than upon a change of control (as defined in such agreements) that may occur in the future.

         (viii) Neither the Company, HQ Global nor any of the other Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         (f) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, profits, capital gains, capital stock, occupation, severance, stamp, withholding, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, levy, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, interest or penalties imposed by any Governmental Authority, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with any Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         SECTION 3.14. Title to Assets. The Company, HQ Global and each of the other Subsidiaries has good, valid and marketable title to (i) all tangible properties and assets (real and personal) which are material to the Company, HQ Global and each of the other Subsidiaries taken as a whole, including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of December 31, 1999 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of December 31, 1999 which have been sold or otherwise disposed of in the ordinary course of business after such date, and
(ii) all tangible properties and assets purchased by the Company, HQ Global and any of the other Subsidiaries since December 31, 1999, which are material to the Company, HQ Global and each of the other Subsidiaries taken as a whole, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Lien, except for Permitted Liens. "Permitted Liens" means: (i) Liens for Taxes not yet due or payable; (ii) Liens reflected in the Commission Filings; (iii) Liens imposed by Applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (iv) zoning and other restrictions, variances, covenants, rights-of-way, encumbrances, easements and or other minor irregularities of title, none of which, individually or in the aggregate, would reasonably be expected to materially and adversely affect the value of any of the real properties of the Company, or would impair in any material respect the ability of the Company or the relevant Subsidiary of the Company to sell such properties for their current use; (v) with respect to items of personal property, unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement;
(vi) Liens pursuant to the DB Facility; and (vii) Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         SECTION 3.15. Contracts. Other than those referred to on Schedule
3.15 of the Company Disclosure Schedule or those included in the Commission Filings, the Company is not a party to any contract or other agreement that is "material" within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act.

         All such "material" contracts and agreements are referred to hereafter as the "Material Contracts". With respect to the Material Contracts, except as set forth in Schedule 3.15 of the Company Disclosure Schedule or in the Commission Filings: (i) all are in full force and effect; (ii) neither the Company, HQ Global nor any of the other Subsidiaries and, to the Company's knowledge, no other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such Material Contract; (iii) neither the Company, HQ Global nor any of the other Subsidiaries has assigned any of its rights or obligations under any of the Material Contracts; and (iv) neither the Company, HQ Global nor any of the other Subsidiaries has received any outstanding notice of cancellation or termination in connection with any of them.

         SECTION 3.16. Insurance. The Company has obtained and maintained in full force and effect insurance (including director's and officer's insurance) with respect to the Company, HQ Global and the other Subsidiaries with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 3.16 of the Company Disclosure Schedule.

         SECTION 3.17. Investment Company. None of the Company, HQ Global or the other material Subsidiaries is an "investment company", as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         SECTION 3.18. Environmental Laws and Regulations. Except as set forth in the Commission Filings or on Schedule 3.18 of the Company Disclosure Schedule, (a) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property except in compliance with applicable Environmental Law, (b) Hazardous Materials have not at any time been released or disposed of on any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, (c) the Company, HQ Global and each of the other Subsidiaries are in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (d) there are no past, pending or threatened material Environmental Claims against the Company, HQ Global or any of the other Subsidiaries or any Company Property, (e) there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, that could reasonably be anticipated (A) to form the basis of a material Environmental Claim against the Company, HQ Global or any of the other Subsidiaries or any Company Property or (B) to cause such Company Property to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law, and
(f) there are not now and never have been any underground storage tanks located on any Company Property or, to the knowledge of the Company, on any property adjoining or adjacent to any Company Property.

         For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements owned or leased by the Company, HQ Global or any of the other Subsidiaries; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the date hereof and the applicable Closing Date, and any judicial or administrative interpretation thereof applicable to the Company or its operations or property as of the date hereof and applicable Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C.ss.7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss. 3808 et seq.; and (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (D), "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

         SECTION 3.19. Brokers and Finders. No agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

         Purchaser hereby represents and warrants to the Company as follows:

         SECTION 4.1. Organization; Authorization; Enforceability. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Purchaser has the power to execute, deliver and perform its obligations under each of the Equity Documents to which it is a party and has taken all action necessary to authorize the execution, delivery and performance by it of such Equity Documents and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of Purchaser are necessary for such authorization, execution, delivery and consummation. Purchaser has duly executed and delivered this Agreement and, at the Initial Closing, Purchaser will have duly executed and delivered each of the other Equity Documents to be executed and delivered at or prior to the Initial Closing. This Agreement constitutes, and each of the other Equity Documents to which Purchaser is a party, when executed and delivered by Purchaser, will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.2. Private Placement. (a) Purchaser understands that (i) the offering and sale of the Shares in the Issuances by the Company has not been registered under the Securities Act and is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and
(ii) there is no existing public or other market for the Shares.

         (b) Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

         (c) Purchaser is acquiring the Shares to be acquired hereunder (and will acquire the Conversion Shares) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any securities law.

         (d) Purchaser understands that the Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

         (e) Purchaser (A) has been furnished with or has had full access to all of the information (financial or other) that it considers necessary or appropriate to make an informed investment decision with respect to the Company and the Shares and that it has requested from the Company, (B) has had an opportunity to discuss with management of the Company the intended business, properties, condition (financial or other), operations and prospects of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access,
(C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment, and (D) has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment; it being understood that nothing set forth in this Section 4.2(e) shall affect the representations, warranties or other obligations of the Company, or the rights and remedies of Purchaser, under this Agreement in any way whatsoever.

         SECTION 4.3. No Violation; Consents. (a) The execution, delivery and performance by Purchaser of each of the Equity Documents to which it is a party and the consummation of the Transactions do not and will not contravene any Applicable Law. The execution, delivery and performance by Purchaser of each of the Equity Documents to which it is a party and the consummation of the transactions contemplated therein (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Purchaser is party or by which Purchaser is bound or to which any of its assets is subject, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the certificate of incorporation or by-laws or other governing documents of Purchaser.

         (b) Except for applicable filings, if any, with the Commission pursuant to the Exchange Act, in each case, which shall be made (to the extent required) on or prior to each applicable Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by Purchaser for the execution, delivery and performance of any of the Equity Documents to which it is a party or the consummation of any of the transactions contemplated therein, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.


                                   ARTICLE V

                           COVENANTS OF THE COMPANY

         SECTION 5.1. [Reserved]

         SECTION 5.2. Access to Books and Records. The Company shall afford to Purchaser and Purchaser's accountants, counsel and representatives full access during normal business hours throughout the period prior to each applicable Closing Date (or the earlier termination of this Agreement pursuant to Section 8.4) to all its properties, books, Contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall, upon request, furnish promptly to Purchaser (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation, warranty or other obligation of the Company or the rights and remedies and conditions to the obligations of Purchaser.

         SECTION 5.3. Agreement to Take Necessary and Desirable Actions. The Company shall (a) subject to the satisfaction of the conditions set forth in
Section 7.1, execute and deliver the Equity Documents and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be necessary or reasonably requested by Purchaser in order to consummate or implement the Issuances in accordance with the terms of this Agreement.

         SECTION 5.4. Compliance with Conditions. The Company shall use its reasonable best efforts to cause all conditions precedent to the obligations of Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Issuances in accordance with the terms of this Agreement.

         SECTION 5.5. HSR Act Notification. To the extent required by the HSR Act, the Company shall, to the extent it has not already done so, (a) file or cause to be filed, at its own expense, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby, (b) pay any filing or other fees required to be paid by Purchaser under the HSR Act (including, without limitation, any expenses of Purchaser's counsel incurred in preparing and filing any required documents and reports) and (c) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. The Company agrees to request, and to cooperate with Purchaser in requesting, early termination of any applicable waiting period under the HSR Act.

         SECTION 5.6. Consents and Approvals. The Company (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of the Equity Documents or the consummation of the Issuances and (b) shall diligently assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any Governmental Authority in connection with the Issuances (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning the Company and the Subsidiaries that counsel to Purchaser determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

         SECTION 5.7. Reservation of Shares. The Company shall:

         (i) cause to be authorized and reserve and keep available at all times during which any of the Shares remain outstanding, free from preemptive rights, out of its treasury stock or authorized but unissued shares of Capital Stock, or both, solely for the purpose of effecting the conversion of the Shares pursuant to the terms of the Certificate of Designation, sufficient shares of Common Stock to provide for the issuance of the maximum number of shares issuable upon conversion of outstanding Shares;

        (ii) issue and cause the transfer agent to deliver such shares of Common Stock as required upon conversion of the Shares and take all actions necessary to ensure that all such shares of Common Stock will, when issued and paid for pursuant to the conversion of the Shares, be duly and validly issued, fully paid and nonassessable; and

       (iii) if any shares of Common Stock reserved for the purpose of issuance upon conversion of the Shares require registration with or approval of any Governmental Authority under any Applicable Law before such shares may be validly issued or delivered, secure such registration or approval, as the case may be, and maintain such registration or approval in effect so long as so required.

         SECTION 5.8. Use of Proceeds. The Company shall use the proceeds from the Issuances to provide funds for the Company to (i) continue operations during its corporate restructuring, including, without limitation, funding the operations of RealtyIQ Corp. and (ii) repay amounts outstanding under the DB Facility.

         SECTION 5.9. Filing of Certificate of Designation. Prior to the Issuances, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL.

         SECTION 5.10. Listing of Shares. The Company shall, as promptly as practicable, cause the Conversion Shares to be listed or otherwise eligible for trading on the NASDAQ National Market System or such other national securities exchange on which constitutes the principal trading U.S. market for the Common Stock. The Company shall notify Purchaser of such listing within five (5) Business Days of the completion therof.

         SECTION 5.11. Periodic Information. For so long as the Shares or any Conversion Shares are outstanding the Company shall file all reports, if any, required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and, if no longer required to file such reports, shall provide the holders of the Securities, the Conversion Shares and prospective purchasers of such shares with the information specified in Rule 144A(d) under the Securities Act.

         SECTION 5.12. Legends. So long as applicable, each certificate representing any portion of the Shares or the Conversion Shares shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

After the above requirement for a legend is no longer applicable because the Shares are freely transferable under the Securities Act, the Company shall remove such legend upon request from a holder of such Shares, if counsel for the holder thereof, reasonably acceptable to the Company, reasonably determines that the transfer of such Shares is no longer restricted under the Securities Act and counsel for the Company reasonably concurs in such determination.

         SECTION 5.13. Directors and Officers Insurance; Indemnification. For so long as Purchaser holds any Shares, the Company shall maintain directors' and officers' insurance with policy limits and deductibles at least as favorable to the beneficiaries of such insurance as are currently maintained and otherwise on terms reasonably comparable to the coverage maintained by the Company on the date hereof, such insurance to be maintained with either (i) a Lloyds of London syndicate reasonably acceptable to Purchaser or (ii) an insurer with an A.M. Best financial strength rating of "A" or better. For purposes of this Section 5.13, it is understood that the directors' and officers' insurance maintained by the Company on the date hereof is acceptable to Purchaser. For so long as Purchaser holds any Shares, the Company shall indemnify the Company's directors and officers to the fullest extent permitted under the DGCL and shall enter into all such agreements and use its best efforts to obtain any necessary amendments to its Certificate of Incorporation or by-laws to give effect to this Section 5.13.


                                  ARTICLE VI

                            COVENANTS OF PURCHASER

         SECTION 6.1. Agreement to Take Necessary and Desirable Actions. Purchaser shall (a) subject to the satisfaction of the conditions set forth in
Section 7.2, execute and deliver each of the Equity Documents to which it is a party and such other documents, certificates, agreements and other writings and (b) take such other actions as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the Issuances to Purchaser in accordance with the terms of this Agreement.

         SECTION 6.2. Compliance with Conditions; Best Efforts. Purchaser will use its reasonable best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company to be satisfied. Upon the terms and subject to the conditions of this Agreement, Purchaser will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Issuances to Purchaser in accordance with the terms of this Agreement.

         SECTION 6.3. Consents and Approvals. Purchaser (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Issuances to Purchaser and (b) shall assist and cooperate with the Company, at the Company's expense in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

         SECTION 6.4. Restrictions on Transfer. Prior to December 13, 2001, Purchaser shall not sell, assign, transfer, pledge, hypothecate, deposit in a voting trust or otherwise dispose of any portion of the Shares (any such disposition, a "Share Transfer"), other than (a) to a Permitted Transferee of such Purchaser that has agreed in writing (each, a "Permitted Transferee Agreement") to be bound by the terms and provisions of this Section 6.4 to the same extent that such Purchaser would be bound if it beneficially owned the Shares transferred to such Permitted Transferee. After December 13, 2001, the Shares will be freely transferable, subject only to the restrictions imposed by Applicable Law on sixty days' written notice to the Company. The Conversion Shares will be freely transferable at all times, subject only to the restrictions imposed by Applicable Law. Prior to the first to occur of December 13, 2001, and the occurrence of a Triggering Event (as defined in the Certificate of Designation), the Purchaser shall hold at least a majority of the Shares. Notwithstanding the foregoing and subject only to Applicable Law, upon the occurrence and during the continuance of a Triggering Event, the Shares shall be freely transferable by the Holders thereof.


                                  ARTICLE VII

                        CONDITIONS PRECEDENT TO CLOSING

         SECTION 7.1. Conditions to the Company's Obligations Regarding the Initial Closing. The obligations of the Company with respect to Purchaser required to be performed on the Initial Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Initial Closing, of the following conditions:

          (a) The representations and warranties of Purchaser contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of Purchaser which are not so qualified shall be true and correct in all material respect, in each case on and as of the date hereof and on and as of the Initial Closing Date, as if made on and as of the Initial Closing Date.

          (b) Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed and complied with by Purchaser at or prior to the Initial Closing Date.

          (c) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (d) The Company shall have received the Initial Purchase Price payable in respect of the Initial Shares concurrently with Purchaser's receipt of certificates representing the Initial Shares purchased by Purchaser.

         SECTION 7.2. Conditions to Purchaser's Obligations Regarding the Initial Closing. The obligations of Purchaser required to be performed on the Initial Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Initial Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company which are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Initial Closing Date, as if made on and as of the Initial Closing Date.

          (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Initial Closing Date.

          (c) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (d) All material governmental (domestic and foreign) and third party approvals and/or consents in connection with the Initial Issuance and the other Transactions being obtained and remaining in effect, and all applicable waiting periods having expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transactions.

          (e) The Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware and the Certificate of Designation shall have been accepted for filing.

          (f) The Company shall have delivered to Purchaser a certificate executed by it or on its behalf by duly authorized representative, dated the Initial Closing Date, to the effect that each of the conditions specified in paragraph (a) through (e) and (j) of this Section 7.2 has been satisfied.

          (g) The Company shall have executed and delivered the Registration Rights Agreement.

          (h) Purchaser shall have received an opinion of counsel to the Company, dated the Initial Closing Date, and addressed to Purchaser, substantially to the effect set forth in the form attached hereto as Exhibit C.

          (i) Purchaser shall have received certificates representing the Initial Shares purchased by Purchaser concurrently with the Company's receipt of the Initial Purchase Price payable in respect of such Initial Shares.

          (j) Since September 30, 2000 there shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (x) on the condition (financial or otherwise), business, properties, operations, results of operations or prospects of the Company, HQ Global and the Subsidiaries, taken as a whole or (y) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the Initial Issuance contemplated hereby.

          (k) All purchases of Purchaser shall be in compliance with the Bank Holding Company Act of 1956, and all other applicable foreign and domestic banking statutes, and all regulations (including, without limitation, all regulations of the Federal Reserve Board) promulgated thereunder, in each case as amended through the closing.

          (l) Purchaser (or its designee) shall have received from the Company a placement fee equal to $750,000 in immediately available funds.

         SECTION 7.3. Conditions to Purchaser's Obligations Regarding Additional Closings. Obligations of Purchaser required to be performed on an Additional Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to such Additional Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement which are qualified by any "materiality", "material adverse effect" or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company which are not so qualified shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of such Additional Closing Date, as if made on and as of such Additional Closing Date.

          (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to such Additional Closing Date.

          (c) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

          (d) All material governmental (domestic and foreign) and third party approvals and/or consents in connection with such Additional Issuance and the other Transactions being obtained and remaining in effect, and all applicable waiting periods having expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transactions.

          (e) The Company shall have delivered to Purchaser a certificate executed by it or on its behalf by duly authorized representative, dated such Additional Closing Date, to the effect that each of the conditions specified in paragraph (a) through (d) and (h) of this Section 7.3 has been satisfied.

          (f) Purchaser shall have received an opinion of counsel to the Company, dated such Additional Closing Date, and addressed to Purchaser, substantially to the effect set forth in the form attached hereto as Exhibit C.

          (g) Purchaser shall have received certificates representing the Additional Shares purchased by Purchaser concurrently with the Company's receipt of the Additional Purchase Price payable in respect of such Additional Shares.

          (h) Since the immediately preceding Closing Date there shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (x) on the condition (financial or otherwise), business, properties, operations, results of operations or prospects of the Company, HQ Global and the Subsidiaries, taken as a whole or (y) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the Additional Issuance contemplated hereby.

          (i) Neither a Triggering Event nor a Mandatory Redemption Event shall have occurred.

          (j) This Agreement shall not have been terminated in accordance with its terms.


                                 ARTICLE VIII

                                 MISCELLANEOUS

         SECTION 8.1. Survival; Indemnification. (a) All representations and warranties and covenants contained in this Agreement or in any certificate delivered in connection with a Closing shall survive the Initial Closing for 18 months (except (i) covenants that are required to be performed after the Initial Closing Date and the representations contained in Sections 3.1, 3.2,
3.3 and 3.4, which shall survive indefinitely and (ii) representations and warranties contained in Section 3.13, which shall survive for the applicable statute of limitation). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally adjudicated or otherwise resolved.

         (b) The Company agrees to indemnify and hold harmless Purchaser, each Purchaser Affiliate and each of their respective representatives, heirs, successors and assigns (each an "Indemnified Party") on an after-tax basis, from and against (and to reimburse each Indemnified Party as the same are incurred) any and all losses (including, but not limited to, impairment of the value of the Shares as of the date such loss first becomes known), claims, damages, liabilities, costs and expenses (collectively, "Losses") to which any Indemnified Party may become subject or which any Indemnified Party may incur based upon, arising out of, or in connection with (i) a breach of any representation or warranty of this Agreement by the Company, (ii) any breach of any covenant or agreement contained herein by the Company or (iii) any claim, litigation, investigation or proceeding brought by or on behalf of any Person other than the Company relating to the Issuances, and to reimburse each Indemnified Party upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing; provided (A) the Company shall have no obligation to indemnify any Indemnified Party for any Loss resulting from any breach of any representation or warranty hereunder (other than representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 or 3.13, which shall be indemnified from the first dollar of Loss) unless and until the aggregate amount of all such Losses exceeds $250,000 (and then only to the extent of such excess) and (B) the maximum amount indemnifiable to all Indemnified Parties for breaches of the representations or warranties contained in this Agreement shall not exceed $25,000,000; provided, further that the Company shall have no obligation to indemnify any Indemnified Party for any Losses which are finally determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Indemnified Party.

         (c) If an Indemnified Party asserts that the Company (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay.

         (d) In fulfilling its obligations under this Section 8.1, after the Indemnifying Party has provided each Indemnified Party with a written notice of its acceptance of liability under this Section 8.1, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; provided, that (i) counsel retained by the Indemnifying Party is satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation claim or proceeding. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (i) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could be expected to give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding,
(iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense or (iv) such action shall seek relief other than monetary damages against the Indemnified Party.

         (e) The obligations of the Indemnifying Party under this Section 8.1 shall survive the transfer, redemption or conversion of the Shares and the Common Stock issued upon the conversion or exercise thereof, or the closing or termination of any Equity Document. The agreements contained in this Section
8.1 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others. The Indemnifying Party consents to personal jurisdiction, service and venue in any New York court in which any claim subject to this Agreement is brought by any Indemnified Party.

         SECTION 8.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

         If to the Company:

               FrontLine Capital Group
               1350 Avenue of the Americas
               New York, NY  10019
               Attn:    Scott H. Rechler,
                        President
               Telephone:  (212) 931-8000
               Fax:  (212) 931-8001

         with a copy to:

               Brown & Wood LLP
               1 World Trade Center
               New York, NY  10048
               Attn:  Edward F. Petrosky, Jr.
               Telephone:  (212) 839-5455
               Fax:  (212) 839-5599

         if to Purchaser:

               Deutsche Bank Sharps Pixley Inc.
               c/o Bankers Trust Company
               130 Liberty Street
               New York, NY  10006
               Attn:  Joyce Rossi
               Telephone:  (212) 250-8167
               Fax:  (212) 669-0732

         with a copy to:

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York  10036
               Attn:  S. Ward Atterbury, Esq.
               Telephone:  (212) 819-8389
               Fax:  (212) 354-8113

         SECTION 8.3. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         SECTION 8.4. Termination. (a) This Agreement may be terminated as between the Company and Purchaser (i) at any time prior to the Initial Closing Date by mutual written agreement of the Company and Purchaser, (ii) if the Initial Closing shall not have occurred on or prior to December 13, 2000, by either the Company or Purchaser, at any time after December 13, 2000, provided that the right to terminate this Agreement under this Section 8.4(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur on or before such date, (iii) in respect of Shares not previously issued, including, without limitation, the obligation of Purchaser to purchase Additional Shares, if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, by either the Company or Purchaser, and (iv) if either the Company or Purchaser shall have breached any of its material obligations under this Agreement, by the non-breaching party. Any party desiring to terminate this Agreement pursuant to clauses 8.4(a)(ii),
(iii) or (iv) shall promptly give notice of such termination to the other party.

         (b) If this Agreement is terminated as between the Company and Purchaser, as permitted by Section 8.4(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided, that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.4, 8.2, 8.3, this Section 8.4, Sections 8.5, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.16, 8.18
and 8.19 shall survive any termination hereof pursuant to Section 8.4(a).

         (c) If this Agreement is hereafter terminated (other than by the Company pursuant to Section 8.4(a)(iv) of this Agreement), the Company shall pay to the Purchaser an amount equal to all documented out-of-pocket expenses incurred by Purchaser in connection with this Agreement and the Transactions.

         SECTION 8.5. Entire Agreement. As between the Company and Purchaser this Agreement and the Equity Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

         SECTION 8.6. Modifications and Amendments. No amendment, modification or termination of this Agreement as between the Company and Purchaser shall be binding unless executed in writing by the Company and Purchaser intending to be bound thereby.

         SECTION 8.7. Waivers and Extensions. Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

         SECTION 8.8. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         SECTION 8.9. Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

         SECTION 8.10. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, the Company shall reimburse the Purchaser for all expenses of Purchaser (including the expenses of White & Case LLP, counsel to the Purchaser) incurred in connection with the Transactions.

         SECTION 8.11. Press Releases and Public Announcements. All public announcements or disclosures relating to the Issuances or this Agreement shall be made only if mutually agreed upon by the Company and Purchaser, except to the extent such disclosure is, in the opinion of counsel, required by or advisable under Applicable Law, provided that (a) any such required disclosure shall only be made, to the extent consistent with Applicable Law and (b) no such announcement or disclosure (except as required by Applicable Law) shall identify Purchaser without Purchaser's prior consent.

         SECTION 8.12. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of Purchaser, and may not be assigned or delegated by Purchaser without the Company's prior written consent except that Purchaser may assign any or all of its rights and obligations under this Agreement to any Permitted Transferee. Any attempted assignment or delegation of rights, duties or obligations hereunder other than as contemplated in the preceding sentence shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 5.2, Section 8.1, this Section 8.12 or Section 8.18.

         SECTION 8.13. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         SECTION 8.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 8.15. Further Assurances. As between the Company and Purchaser, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the Transactions, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to Purchaser the Shares to be purchased by it hereunder.

         SECTION 8.16. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

         SECTION 8.17. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that as between the Company and Purchaser any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement as between the Company and Purchaser, or prevent any violation hereof, and, to the extent permitted by applicable as between the Company and Purchaser law, each party waives any objection to the imposition of such relief.

         SECTION 8.18. No Purchaser Affiliate Liability. No Purchaser Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation, it being understood that no such Person or entity (other than Purchaser) shall be liable for or in respect of this Agreement with the Transactions.

         SECTION 8.19. Confidentiality. (a) Each of the parties hereto agrees that it will not (i) use, disseminate, or in any way disclose any Confidential Information disclosed to it by the other party hereto, to any person, firm or business, except to the extent necessary (x) in the case of Purchaser, to manage its investment (including any sale of all or any portion thereof), to discharge its fiduciary or regulatory obligations or for any other purpose which the Company may hereafter authorize in writing and (y) in the case of the Company, in order to discharge any fiduciary or regulatory obligation or for any other purpose which the Purchaser may hereafter authorize in writing, or (ii) use any Confidential Information of the other party for its own benefit or the benefit of any third party. Each of the parties, agrees that such it shall treat all Confidential Information received from the other party, with the same degree of care as the receiving party accords to its own Confidential Information, but in no case less than reasonable care.

         (b) Notwithstanding anything to the contrary contained in the immediately preceding paragraph (a) the disclosure by any party hereto of any Confidential Information of the other party (i) to any Affiliate of such party, or to any officer, director, employee, agent, representative, attorney or other advisor of such party or any Affiliate of such party, who reasonably needs to have access to the Confidential Information and agrees to be bound by the provisions of this Section 8.19, (ii) to and as requested by any foreign or domestic governmental or quasi-governmental regulatory authority, including with out limitation, the Federal Reserve Bank of New York or any stock exchange or other self-regulatory organization having jurisdiction over such party, (iii) in response to an order by a court or other governmental body,
(iv) which is otherwise required by Applicable Law or regulation (including any rule or regulation of any stock exchange or automated quotation system on which such party's common securities are listed or traded or (v) which is necessary or advisable to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by the party making such disclosure; provided, however, such party required to make such disclosure pursuant to clause (ii), (iii), (iv) or (v) hereof shall provide written notice thereof to the party which owns such Confidential Information to enable such party to seek a protective order or otherwise prevent such disclosure of its Confidential Information.



                          [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




                                          FRONTLINE CAPITAL GROUP



                                          By  /s/ Scott H. Rechler
                                            ----------------------------------
                                               Name:  Scott H. Rechler
                                               Title: President

                                          DEUTSCHE BANK SHARPS PIXLEY INC.



                                          By  /s/ John C. Cipriani
                                            ----------------------------------
                                               Name:  John C. Cipriani
                                               Title: Vice President

                                          By  /s/ Cheryl M. Davidson
                                            ----------------------------------
                                               Name:  Cheryl M. Davidson
                                               Title: Vice President